EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of September 10, 2012, by and among iScience Interventional Corporation, a Delaware corporation (the “Company”), Znomics, Inc., a Nevada corporation (“Parent”), and IZ Merger Corp., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the DGCL and the Bylaws of Merger Sub;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of the Company shall be automatically converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined);

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that Parent, Merger Sub and the Company will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.1(c) hereof.

“Closing Date” shall have the meaning as set forth in Section 2.1(c) hereof.

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Company Common Stock” means the common stock, par value $0.001, of the Company.

“Company Financial Statements” shall have the meaning as set forth in Section 3.11 hereof.

“Company Insiders” shall have the meaning as set forth in Section 3.9 hereof.

“Company Intellectual Property” shall have the meaning as set forth in Section 3.19 hereof.

“Company Latest Balance Sheet” shall have the meaning as set forth in Section 3.11 hereof.

“Company Preferred Stock” shall mean, collectively, the Company Series A Stock, the Company Series B Stock, the Company Series C Stock, the Company Series D Stock, the Company Series E Stock, the Company Series F Stock and the Company Series G Stock.

“Company Recapitalization” shall have the meaning ascribed to such term in Section 7.1(f) hereof.

“Company Returns” shall have the meaning as set forth in Section 3.8(a) hereof.

“Company Series A Stock” means the Series A Convertible Preferred Stock, par value $0.001, of the Company.

“Company Series B Stock” means the Series B Convertible Preferred Stock, par value $0.001, of the Company.

“Company Series C Stock” means the Series C Convertible Preferred Stock, par value $0.001, of the Company.

“Company Series D Stock” means the Series D Convertible Preferred Stock, par value $0.001, of the Company.

“Company Series E Stock” means the Series E Convertible Preferred Stock, par value $0.001, of the Company.

“Company Series F Stock” means the Series F Convertible Preferred Stock, par value $0.001, of the Company.

“Company Series G Stock” means the Series G Convertible Preferred Stock, par value $0.001, of the Company.

“Company Stockholder Meeting” shall have the meaning ascribed thereto in Section 6.8 hereof.

“Compensatory Plan” shall mean (i) any employment, consulting, noncompetition, nondisclosure, non-solicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) any compensatory equity interest, stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) any savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing, in any case, to, under or with respect to which, Parent and/or Merger Sub has any actual or contingent obligation or liability.

“Convertible Securities” shall have the meaning as set forth in Section 2.2(f) hereof.

“Copyrights” has the meaning ascribed thereto in Section 3.19(a).

“Delaware General Corporation Law” or “DGCL” shall mean Title 8, Chapter 1 of the Delaware Code, as amended.

“Dissenting Shares” shall have the meaning as set forth in Section 2.5 hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Equity Plan” shall have the meaning as set forth in Section 2.2(e) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient determined by dividing (i) ((A/0.025) - A) by (ii) B, where A equals the number of issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time, calculated on a Fully Diluted Basis, and B equals the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, calculated on a Fully Diluted Basis.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fully Diluted Basis” shall mean, with respect to the Company or Parent, the number of shares of Company Common Stock or Parent Common Stock, as applicable, that would be outstanding upon (i) the conversion of all outstanding shares of such issuer’s outstanding preferred stock, or (ii) the conversion or exercise, as the case may be, of all securities of convertible into, exercisable for, or exchangeable for, directly or indirectly, shares of Company Common Stock or Parent Common Stock, as applicable.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Intellectual Property” has the meaning ascribed thereto in Section 3.19(a).

“Know-How” has the meaning ascribed thereto in Section 3.19(a).

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of Parent Common Stock issuable in connection with and by virtue of the Merger to the holders of Company Common Stock based on the Exchange Ratio.

“Options” shall have the meaning as set forth in Section 2.2(e) hereof.

“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

“Parent Financial Statements” shall have the meaning ascribed thereto in Section 4.5(b).

“Parent Insiders” shall have the meaning ascribed thereto in Section 4.11.

“Parent Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.17.

“Parent Notes” mean those certain Discretionary Advance Secured Promissory Notes issued by Parent on June 1, 2011, June 1, 2012 and August 22, 2012 in the aggregate principal amount of $125,000.

“Parent Previous Filings” shall have the meaning ascribed thereto in Section 4.5(a).

“Parent Reincorporation” shall have the meaning ascribed thereto in Section 6.10.

“Parent Returns” shall have the meaning ascribed thereto in Section 4.9(a).

“Parent SEC Filings” shall have the meaning ascribed thereto in Section 4.5(a).

“Patents” has the meaning ascribed thereto in Section 3.19(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite Company Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“Requisite Parent Stockholder Vote” shall have the meaning ascribed thereto in Section 4.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Stockholder Questionnaire” shall have the meaning ascribed thereto in Section 6.7.

“Subsidiary” shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Company” shall have the meaning ascribed thereto in ARTICLE II.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Trademarks” has the meaning ascribed thereto in Section 3.19(a).

“Warrants” shall have the meaning as set forth in Section 2.2(g) hereof.

ARTICLE II
PLAN OF MERGER

Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, at the Effective Time, (i) Merger Sub will merge with and into the Company, with the Company remaining as the surviving corporation, and (ii) the Company will become a wholly-owned subsidiary of Parent. The term “Surviving Company” as used herein shall mean the Company, as a wholly-owned subsidiary of Parent after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the DGCL.

2.1 Effects of Merger.

(a) From and after the Effective Time and until further amended in accordance with law, (i) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, and (ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

(b)  Subject to the provisions of ARTICLE VII and ARTICLE VIII hereof, Parent, the Company and Merger Sub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of the Surviving Company are fully authorized in the name of Parent, the Company and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

(c) Subject to the provisions of ARTICLE VII and ARTICLE VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place on or before September 28, 2012 (the “Closing Date”), at the offices of Fredrikson & Byron, P.A., located at 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402 or such other time and place as the

Company and Parent mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in ARTICLE VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Delaware Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.2 Effect on the Company Capital Stock and Merger Sub Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio, with the aggregate of all such shares of Company Common Stock held by each holder thereof (or represented on each certificate if shares are held in certificate form) rounded to the nearest whole share;

(b) All shares of Company Common Stock and Company Preferred Stock held at the Effective Time by the Company as treasury stock will be canceled and no payment will be made with respect to those shares;

(c) Each share of Company Common Stock and Company Preferred Stock (to the extent not converted into Company Common Stock pursuant to the Company Recapitalization) issued and outstanding immediately prior to the Effective Time and owned by Merger Sub or Parent, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(d) All shares of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company;

(e) Parent shall assume all of the Company’s rights and obligations under the outstanding stock options to purchase shares of Company Common Stock, pursuant to the Company’s 2000 Equity Incentive Plan (the “Equity Plan”), granted by the Company on or prior to the Effective Date, which stock options are disclosed in Schedule 2.2(e) hereto and have not prior to the Effective Date been exercised, cancelled or terminated nor expired (collectively the “Options”). The Options shall be assumed in accordance with the terms and conditions of the Equity Plan, except that, from and after the Effective Time: (1) all actions to be taken under the Equity Plan or the Options by the Board of Directors of the Company or a committee thereof shall be taken by the Board of Directors of Parent or a committee thereof, (2) each Option shall evidence the right to purchase a number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the number of shares of Company Common Stock into which such Option is exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio, (3) the new option price for each share of Parent Common Stock issuable upon exercise of an Option shall be determined by dividing the option exercise price immediately prior to the Effective Date by the Exchange Ratio (rounded to the nearest cent) and (4) all references in the Options and the Equity Plan to the Company and Company Common Stock shall be deemed to be references to Parent and Parent Common Stock, respectively, after giving effect to the adjustments pursuant to clauses (2) and (3). Notwithstanding the provisions set forth in clause (iii) above, with respect to each Option intended to be an “incentive stock option” under Section 422 of the Code, if the new option price calculated pursuant to clause (iii) would cause any such Option not to satisfy the requirements of Section 424(a) of the Code and Treasury Regulation § 1.424-1, the new exercise price with respect to that Option will be increased to the minimum price that it could be and still satisfy the requirements of that regulation. Parent agrees to use its best efforts to take such other steps as are necessary to ensure that those Options which are deemed “incentive stock options” under Section 422 of the Code remain “incentive stock options;”

(f) Parent shall assume the rights and obligations under the outstanding convertible securities listed in Schedule 2.2(f) hereof (the “Convertible Securities”), if any, issued by the Company which are convertible into Company Common Stock or Company Preferred Stock. The Convertible Securities shall be assumed in accordance with their terms and conditions. Each Convertible Security shall, from and after the Effective Time, evidence the right to receive, upon conversion, a number of shares of Parent Common Stock (in either event, rounded to the nearest whole share) equal to the number of shares of Company Common Stock, as applicable, into which such Convertible Security is convertible immediately prior to the Effective Date multiplied by the Exchange Ratio, as applicable. The new conversion price applicable to each such Convertible Security shall be determined by dividing the conversion price immediately prior to the Effective Date by the Exchange Ratio. All references in the Convertible Securities to the Company and Company Common Stock shall be deemed to be references to Parent and Parent Common Stock, respectively, after giving effect to the adjustments pursuant to this Section; and

(g) Parent shall assume the rights and obligations under the Company’s outstanding warrants listed in Schedule 2.2(g) hereof (the “Warrants”), if any, representing the right to purchase shares of Company Common Stock. The Warrants shall be assumed in accordance with their terms and conditions. Each Warrant shall, from and after the Effective Time, evidence the right to purchase a number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the number of shares of Company Common Stock into which such Warrant is exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio. The new exercise price of the Warrants shall be determined by dividing the exercise price of the Warrants immediately prior to the Effective Date by the Exchange Ratio. All references in the Warrants to the Company and Company Common Stock, as the case may be, shall be deemed to be references to Parent and Parent Common Stock, as the case may be, respectively, after giving effect to the adjustments pursuant to this Section.

2.3 Rights of Holders of Certificates Evidencing the Company Capital Stock.  On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Company Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2(c)) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted pursuant to Section 2.2 above. The record holder of each such outstanding certificate representing shares of Company Common Stock shall, after the Effective Date, be entitled to vote the shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted on any matters on which the holders of record of Parent Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Company Common Stock, Parent may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Common Stock on the Effective Date.

2.4 Procedure for Exchange of the Company Capital Stock.

(a) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Company Common Stock (including certificates for Company Preferred Stock to the extent such Company Preferred Stock certificates have yet been exchanged for certificates representing Company Common Stock issued in connection with the Company Recapitalization), except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2, upon surrender of such certificates to the Secretary of Parent, shall be entitled to receive certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2(a) hereof. Parent shall not be obligated to deliver any such shares of Parent Common Stock to which any former holder of shares of Company Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Company Common Stock shall be cancelled. If there is a transfer of Company Common Stock ownership which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of Parent, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable, and (z) the issuance of such Parent Common Stock shall not, in the sole discretion of Parent, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the private placement of Parent Common Stock that will result from the Merger.

(b) All shares of Parent Common Stock issued upon the surrender for exchange of certificates theretofore representing shares of Company Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(c) Any shares of Parent Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Parent of a written opinion of counsel for the holder reasonably satisfactory to Parent to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all certificates representing shares of Parent Common Stock, as applicable, issued in the Merger, substantially as follows:

“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.”

(d) In the event any certificate for Company Common Stock (including any certificate for Company Preferred Stock that at the Effective Time evidences the right to receive Company Common Stock after giving effect to the Company Recapitalization) or any certificate or similar instrument evidencing the Options, Warrants or Convertible Securities shall have been lost, stolen or destroyed, Parent shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, as applicable, as may be required pursuant to this Agreement; provided, however, that Parent, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(e) Notwithstanding the foregoing, the issuance of certificates representing shares of Parent Common Stock shall be subject to such further conditions and procedures as may, at the time of issuance, be required by the transfer agent of Parent Common Stock or Parent’s Board of Directors.

2.5 Dissenting Shares. Shares of capital stock of the Company held by stockholders of the Company who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock, as applicable, pursuant to Section 2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from Parent shares of Parent Common Stock as provided in Section 2.2 above. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of the Company immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Company, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Company.

2.7 Directors and Officers of Parent. At the Closing, the Board of Directors of Parent shall take the following action, to be effective upon the Effective Time: (i) elect to the Board of Directors of Parent the persons who were directors of the Company immediately prior to the Closing; (ii) increase the size of the Board of Directors of Parent to such number of persons equal to elect the foregoing; and (iii) appoint as the officers of Parent those who were the officers of the Company immediately prior to the Closing, or, in either case with regard to clauses (i) and (iii), such other persons designated by the Company. All of the persons serving as directors of Parent immediately prior to the Closing shall resign immediately following the election of the new directors, and the officers of Parent immediately prior to the Closing shall resign at the Closing from all of their positions with Parent. Subject to applicable law, Parent shall take all action reasonably requested by the Company, but consistent with the Certificate of Incorporation and Bylaws of Parent, that is reasonably necessary to effect any such election or appointment of the designees of the Company to Parent’s Board of Directors. The provisions of this Section 2.7 are in addition to and shall not limit any rights which the Company or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of Parent as a matter of law with respect to the election of directors or otherwise. Immediately after the Effective Time, the newly-constituted board of directors of Parent will appoint the officers of the Company immediately prior to the Effective Time as the officers of Parent. The newly-appointed directors and officers of Parent shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of Parent and applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification. The Company is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The copies of the Certificate of Incorporation and Bylaws of the Company that have been made available to Parent prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date

(other than any amendments to the Company’s Certificate of Incorporation made in connection with or to give effect to the Company Recapitalization). The Company is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company.

3.2  Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except for approval of this Agreement and the Merger by the affirmative vote of a majority of votes that holders of the outstanding shares of Company Common Stock and Company Preferred Stock, as applicable, are entitled to cast (the “Requisite Company Stockholder Vote”), which will be obtained prior to Closing, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and filing of Form D with the Securities and Exchange Commission, and (y) the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

3.3 No Conflicts. Except as set forth in Schedule 3.3, the Company is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company.

3.4 Capitalization.

(a)  The authorized, issued and outstanding shares of capital stock of the Company as of the date hereof are correctly set forth in Schedule 3.4(a). The issued and outstanding shares of capital stock of the Company are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to the Company’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described in Schedule 3.4(a), the Company has no other equity securities or securities containing any equity features authorized, issued or outstanding.  Except as set forth in Schedule 3.4(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

(b) Schedule 3.4(b) contains a list of the names of the owners of record as of the date of this Agreement of all issued and outstanding shares of Company Common Stock and Company Preferred Stock and the number of shares of Company Common Stock and Company Preferred Stock (including the number of shares of Company Common Stock issuable upon conversion of such Company Preferred Stock), respectively, each of them holds and the names of all holders of options, warrants, convertible securities, exchangeable securities and other rights entitling the holder thereof to purchase equity of the Company and the number of shares of Company Common Stock, Company Preferred Stock or other equity security underlying each such option, warrant, convertible security, exchangeable security and other right.

(c) The Company does not own, and is not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement, the Company is not a party to, and, to the Company’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of the Company.

3.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Company, threatened against the Company or its officers, directors, employees or Affiliates, or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of the Company, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving the Company or its officers, directors, employees or affiliates, individually or in the aggregate. The Company is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.6 No Brokers or Finders. Except as described on Schedule 3.6, neither the Company nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.7 Subsidiaries. The Company does not have, and on the Effective Date will not have, any subsidiaries, nor does it have any direct or indirect interest in any other business entity.

3.8 Tax Matters.

(a) (i) Except as set forth in Schedule 3.8, the Company has timely filed or sent (or has had timely filed or sent on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “Company Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any applicable Taxing authority; (ii) all such the Company Returns are complete and accurate in all material respects; (iii) the Company has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it; (iv) the Company has established on the Company Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) the Company has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) To the Company’s Knowledge, there are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due.

(c) No deficiency for any Taxes has been asserted, assessed or, to the Company’s Knowledge, proposed against the Company that has not been finally resolved or that is not being contested in good faith. Except as disclosed in Schedule 3.8, no waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or the Company Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 3.8, there are no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or the Company Returns nor has there been any notice to the Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or the Company Returns.

(d) Except as set forth in Schedule 3.8, the Company has not requested any extension of time within which to file any the Company Return, which return has not since been filed.

3.9 Affiliate Transactions. Except as set forth in Schedule 3.9 hereto, and other than pursuant to this Agreement, no officer, director or employee of the Company, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such persons) (collectively the “Company Insiders”), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Except as set forth in Schedule 3.9, the Company is not indebted to any Company

Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company (except for cash advances for ordinary business expenses). None of the Company Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 3.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

3.10 Compliance with Laws; Permits.

(a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company, the Company and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against the Company, and the Company has not received any notice, alleging a violation of any such laws, regulations or other requirements. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Parent after it acquires the Company’s properties, assets and business.

(b) The Company has obtained all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), that are necessary to the conduct of its operations and business, except where the failure to have any such license, permit or certificate would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

3.11 Financial Statements.  The Company has made available to Parent unaudited balance sheets of the Company as of December 31, 2010 and 2011, and the related audited statements of income, changes in stockholders’ equity, and cash flows of the Company for the years then ended (the “Company Financial Statements”) and its unaudited balance sheet as of June 30, 2012 and the related unaudited statements of income, change in stockholders’ equity and cash flows of the Company for the six-month period then ended (the “Company Interim Statements”). Except as set forth on Schedule 3.11, the Company Financial Statements and the Company Interim Statements were prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Financial Statements and the Company Interim Statements, respectively.

3.12 Books and Records. The books of account, minute books, stock record books, and other records of the Company, complete copies of which have been made available to Parent,

have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company. At the Closing, all of the Company’s records will be in the possession of the Company.

3.13 Real Property. The Company does not own any real property. Schedule 3.13 contains an accurate list of all leaseholds and other interests of the Company in any real property. The Company has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in the Company’s business.

3.14 Insurance. The insurance policies owned and maintained by the Company that are material to the Company are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and the Company has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.15 No Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of the Company at June 30, 2012 (the “Company Latest Balance Sheet”) and other than the Bridge Notes described on Schedule 2.2(f), the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except (i) liabilities which have arisen after the date of the Company Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), or (ii) liabilities under this Agreement.

3.16 Environmental Matters. None of the operations of the Company involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.17 Absence of Certain Developments. Except as disclosed in the Company Financial Statements, as otherwise contemplated by this Agreement or as set forth in Schedule 3.17, since the date of the Company Latest Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on the Company or the Surviving Company, (ii) any event that could reasonably be expected to prevent or materially delay the performance of the Company’s obligations pursuant to this Agreement, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Company or any redemption, purchase or other acquisition of any of the Company’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of the Company, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Company, (vii) any amendment to the Certificate of Incorporation or Bylaws of the Company, (viii) other than in the ordinary course of business consistent with past practice, any (A) capital expenditures by the Company, (B) purchase, sale, assignment or transfer of any material assets by the Company, (C) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of the Company, except for liens for Taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Company, or (D) cancellation, compromise, release or waiver by the Company of any rights of material value or any material debts or claims, (ix) any incurrence by the Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Company is a party or by which it is bound, (xiii) entry by the Company into any loan or other transaction with any officers, directors or employees of the Company, (xiv) any charitable or other capital contribution by the Company or pledge therefore, (xv) entry by the Company into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (xv).

3.18 Employees.  Except as otherwise set forth in Schedule 3.18 or as contemplated by this Agreement, to the Knowledge of the Company, (i) neither any executive employee of the Company nor any group of the Company’s employees has any plans to terminate his, her or its employment; (ii) the Company has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (iv) to the Knowledge of the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; (v) no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company; and (vi) there is no reasonable basis for any of the events described in the preceding clauses (i) - (v).

3.19 Intellectual Property.

(a) Except as set forth in Schedule 3.19(a), to its Knowledge, the Company owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “Company Intellectual Property”):

(1) patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(2) registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(3) registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(4) trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, “Know-How”);

(5) software (together with Patents, Copyrights, Trademarks, and Know-How, “Intellectual Property”).

(b) To its Knowledge, the Company has exclusive rights to the Company Intellectual Property (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances and free of all licenses except those set forth in Schedule 3.19(b) and licenses relating to off-the-shelf software having a per-application acquisition price of less than $10,000. No Copyright registration, Trademark registration, or Patent has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to the Company’s Knowledge, threatened opposition or cancellation proceeding in any country.

(c) Except as set forth in Schedule 3.19(c), to the Company’s Knowledge (1) neither the conduct of the Company’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the Company Intellectual Property by any Person. Except as set forth in Schedule 3.19(a) and Schedule 3.19(c), there are no claims pending or, to the Company’s Knowledge, threatened (1) alleging that the Company’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the Company Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the Company Intellectual Property.

(d) The Company has not entered into any consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Company Intellectual Property other than as part of the license agreements listed in Schedule 3.19(b) or set forth in Schedule 3.19(c).

(e) Except as set forth in Schedule 3.19(e), the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Company Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or the Surviving Company.

3.20 Tax-Free Reorganization. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.21 Vote Required. The Requisite Company Stockholder Vote is the only vote of the holders of any class or series of the Company capital stock necessary to approve the Merger.

3.22 Full Disclosure. The representations and warranties of the Company contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which the Company has Knowledge that has not been disclosed to Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or materially adversely affect the ability of the Company to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and after giving effect to the Parent Reincorporation, Parent will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. The copies of the articles or certificates of incorporation and bylaws of Parent and Merger Sub that have been made available to the Company on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Parent and Merger Sub are, and on the Effective Date each will be, licensed or qualified to do business in every jurisdiction which the nature of their respective businesses or their respective ownership of properties require each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent or Merger Sub, respectively.

4.2 Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub and, except for approval of the Parent Reincorporation by (a) the Board of Directors of Parent, and (b) the affirmative vote of a majority of votes that holders of the outstanding shares of Parent Common Stock are entitled to cast (the “Requisite Parent Stockholder Vote”), which will each be obtained prior to Closing, no further corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and the filing of Form D with the Securities and Exchange Commission, (y) the filing of the Certificate of Merger with the Delaware Secretary of State, and (z) the filings required in connection with the Parent Reincorporation, including notices to FINRA, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or adversely affect the consummation of the transactions contemplated hereby.

4.3 No Conflicts. Neither Parent nor Merger Sub is subject to, or obligated under, any provision of (a) their respective Certificates of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.4 Capitalization.

(a) As of the date hereof, Parent is authorized to issue 90,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 52,519,896 shares of Parent Common Stock and no shares of preferred stock are currently issued and outstanding. The issued and outstanding shares of capital stock of Parent are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to Parent’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Parent has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding, except for options to purchase 102,500 shares of Parent Common Stock issued pursuant to Parent’s 2002 Stock Incentive Plan, and warrants to purchase 1,686,510 shares of Parent Common Stock.  Schedule 4.4 lists each such option and warrant, including the names of the holders thereof, the number of shares subject to each option and warrant held by such holder, the exercise price and termination date of such option and warrant. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Parent and, other than as set forth on Schedule 4.4, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Parent any shares of capital stock or other securities of Parent of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Parent to repurchase or otherwise acquire any shares of its capital stock.

(b) Parent is not a party to, and, to Parent’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Parent.

(c) The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are, and immediately prior to the Effective Time will be, issued and outstanding and held of record by Parent. The issued and outstanding shares of capital stock of Merger Sub are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to Parent’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any shares of capital stock or other securities of Merger Sub of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Merger Sub to repurchase or otherwise acquire any shares of its capital stock.

4.5 Exchange Act Reports; Financial Statements.

(a) Since January 1, 2010, Parent has timely filed all reports, forms and documents that it would have been required to have filed with the SEC pursuant to Section 15(d) of the Exchange Act had Parent been subject to such requirement during such period (the “Parent Previous Filings”).  Parent shall notify the Company promptly of the filing of any additional forms, reports or documents with the SEC by Parent after the date hereof and prior to the Effective Time (together with the Parent Previous Filings, the “Parent SEC Filings”). As of their respective filing dates, each of the Parent SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder.

(b) The financial statements (including footnotes thereto) included in or incorporated by reference into the Parent SEC Filings (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein). The Parent Financial Statements fairly present the financial condition of Parent as of the dates thereof and results of operations for the periods referred to therein (subject, in the case of unaudited Parent Financial Statements, to normal recurring year-end adjustments).  There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

4.6 Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub, or Parent’s officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Parent, except as set forth on Schedule 4.6, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving Parent, Merger Sub, or Parent’s officers, directors, employees or affiliates, individually or in the aggregate. Neither Parent nor Merger Sub are a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.7 Subsidiaries. Merger Sub is Parent’s only subsidiary, direct or indirect. Parent owns all of the outstanding shares of capital stock of Merger Sub and all such shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or encumbrances.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.8 No Brokers or Finders.  Except as described in the Engagement Agreement between Cherry Tree & Associates, LLC and Parent dated February 10, 2010 (the “Parent-Cherry Tree Agreement”), none of Parent or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.9 Tax Matters.

(a) (i) Each of Parent and Merger Sub has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Parent Returns”), required to be filed by it in respect of any Taxes; (ii) all such Parent Returns are complete and accurate in all material respects; (iii) each of Parent and Merger Sub has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Return); (iv) each of Parent has established on the Parent Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) each of Parent and Merger Sub has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) There are no liens for Taxes upon any assets of Parent or Merger Sub, except statutory liens for current Taxes not yet due.

(c) No deficiency for any Taxes has been asserted, assessed or proposed against Parent or Merger Sub that has not been finally resolved. No waiver, extension or comparable consent given by Parent or Merger Sub regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Parent or Merger Sub by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Parent, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Parent does not expect the assessment of any additional Taxes of Parent or Merger Sub for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Parent which would exceed the estimated reserves established on its books and records.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e) There is no contract, agreement, plan or arrangement to which Parent or Merger Sub is a party which requires Parent or Merger Sub to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f) Neither Parent nor Merger Sub is liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. Neither Parent nor Merger Sub is a party to any Tax sharing, allocation or indemnification agreement. Neither Parent nor Merger Sub has agreed or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. Neither Parent nor Merger Sub will be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where Parent or Merger Sub does not file a Return that Parent or Merger Sub is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Parent.

(g) Neither Parent nor Merger Sub has been a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h) Parent has not requested any extension of time within which to file any Parent Return, which return has not since been filed.

4.10 Contracts and Commitments.  Except as contemplated or disclosed herein or in the Parent SEC Filings, Parent is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect, and which relate to Parent or its business.

4.11 Affiliate Transactions. Except with respect to the Parent-Cherry Tree Agreement, no officer, director or employee of Parent, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Parent Insiders”), has any agreement with Parent or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent. Parent is not indebted to any Parent Insider (except for reimbursement of ordinary business expenses and Parent’s obligations under the Parent Notes) and no Parent Insider is indebted to Parent (except for cash advances for ordinary business expenses). No Parent Insider has any direct or indirect interest in any competitor, supplier or customer of Parent or in any person, firm or entity from whom or to whom Parent leases any property, or in any other person, firm or entity with whom Parent transacts business of any nature. For purposes of this Section 4.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee. No affiliates of Parent are stockholders of the Company.

4.12 Compliance with Laws; Permits.

(a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Parent, and Parent has not received any notice, alleging a violation of any such laws, regulations or other requirements. Parent is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Company after it acquires Parent’s properties, assets and business.

(b) Parent has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary and material to its operations and business.

4.13 Validity of the Parent Capital Stock. The shares of Parent Common Stock to be issued to holders of Company Common Stock or Company Preferred Stock, respectively,

pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and encumbrances.

4.14 Books and Records. The books of account, minute books, stock record books, and other records of Parent, complete copies of which have been made available to the Company, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. At the Closing, all of Parent’s records will be in the possession of Parent.

4.15 Real Property. Parent does not own or lease any real property.

4.16 Insurance. Except as described on Schedule 4.16, Parent does not own or maintain any insurance policies.

4.17 No Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of Parent at June 30, 2012 included in Parent’s Quarterly Report on Form 10-Q for the quarter ended on such date (the “Parent Latest Balance Sheet”), Parent has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except liabilities which have arisen after the date of the Parent Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability).

4.18 Environmental Matters. None of the operations of Parent involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

4.19 Absence of Certain Developments. Except as disclosed in the Parent SEC Filings or as otherwise contemplated by this Agreement, and other than with respect to the Parent Notes issued on August 22, 2012 in the aggregate principal amount of $50,000, since the date of the Parent Latest Balance Sheet, Parent has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on Parent, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Parent’s obligations pursuant to this Agreement, (iii) any material change by Parent in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Parent or any redemption, purchase or other acquisition of any of Parent’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Parent, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Parent, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Parent, (vii) any amendment to the Certificate of Incorporation or Bylaws of Parent, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Parent, (x) purchase, sale, assignment or transfer of any material assets by Parent, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Parent, except for liens for Taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Parent, or (z) cancellation, compromise, release or waiver by Parent of any rights of material value or any material debts or claims, (ix) any incurrence by Parent of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Parent, (xi) entry by Parent into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Parent is a party or by which any of them is bound, (xiii) entry by Parent into any loan or other transaction with any officers, directors or employees of Parent, (xiv) any charitable or other capital contribution by Parent or pledge therefore, (xv) entry by Parent into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Parent to do any of the things described in the preceding clauses (i) through (xv).

4.20 Employee Benefit Plans.

(a) Neither Parent nor Merger Sub sponsors, maintains or has any obligation or liability under, or has at any time sponsored, maintained or had any obligation under, any Compensatory Plan. Without limiting the generality of the foregoing, neither Parent, Merger Sub nor any ERISA Affiliate sponsors, maintains or has any obligation under, or has sponsored, maintained or had any obligation under, any (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (B) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Parent, Merger Sub and each of their ERISA Affiliates are in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state law.

(b) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (A) result in any payment becoming due to any officer, employee, consultant or director of Parent or Merger Sub, (B) increase or modify any benefits otherwise payable by Parent or Merger Sub to any employee, consultant or director of Parent or Merger Sub, or (C) result in the acceleration of time of payment or vesting of any such benefits.

4.21 Employees. Parent has no employees, other than the individuals serving as unpaid officers of Parent.  Other than with respect to the Parent-Cherry Tree Agreement and Parent’s independent auditors and legal counsel, Parent does not engage and has no agreements or other arrangements with any Persons to provide any consulting or advisory services.

4.22 Intellectual Property.

(a) Parent does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software.

(b) To Parent’s Knowledge, Parent is not infringing upon the proprietary rights of any Person. There are no claims pending or, to Parent’s Knowledge, threatened alleging that Parent is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

4.23 Tax Free Reorganization. Neither Parent nor, to Parent’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.24 Investment Company. None of Parent or Merger Sub is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.25 Foreign Corrupt Practices. None of Parent, Merger Sub or any director, officer, or, to the knowledge of Parent, agent, employee or other Person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

4.26 No Integrated Offering. Neither Parent nor any Affiliates of Parent, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of such shares of Parent Common Stock to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority.

4.27 Application of Takeover Provisions. Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the certificate of incorporation of Parent or the laws of the State of Delaware to the transactions contemplated hereby, including the Merger and Parent’s issuance of shares of Parent Common Stock to the stockholders of the Company. Parent has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of Parent.

4.28 Information. All of the information provided by, or on behalf of, Parent or Merger Sub regarding Parent, Merger Sub or any of their respective officers, directors, employees, agents or other representatives, to the Company or its representatives for purposes of, or otherwise in connection with, the preparation of any filings to be made with the SEC and any other governmental authority in connection with the consummation of the transactions contemplated hereby is accurate and complete in all material respects.

4.29 Full Disclosure. The representations and warranties of Parent and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Parent or Merger Sub has Knowledge that has not been disclosed to the Company pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or materially adversely affect the ability of Parent or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by Parent and Merger Sub. From the date of this Agreement to the Effective Date, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to Section 6.10, neither Parent nor Merger Sub shall, directly or indirectly, (a) amend its certificate of incorporation or bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Parent, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Parent, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Parent’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Parent’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with the exercise or conversion of Parent securities outstanding on the date of this Agreement or payment of stock dividends, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material Tax elections, settle or compromise any material Tax liability or file any amended Returns or (i) adopt any Compensatory Plan or hire or materially increase the existing compensation of any employee, consultant, director or other service provider.

5.2 Conduct of Business by the Company. From the date of this Agreement to the Effective Date, unless Parent shall otherwise agree in writing or except as set forth in Schedule 5.2 or otherwise expressly contemplated or permitted by other provisions of this Agreement (including Sections 7.1(f) and 7.3(h)), the Company shall not, directly or indirectly, (a) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of the Company’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (b) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company’s past custom and practice, (c) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of Company Common Stock, except in connection with (1) the exercise of Options outstanding on the date of this Agreement or as contemplated by this Agreement or (2) the issuance of awards under the Equity Plan, or (d) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2 Expenses. Except as otherwise provided in this Agreement, all reasonable and documented costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of and paid by the party incurring such expenses.  At the Closing, except to the extent otherwise provided herein, Parent shall have satisfied all of such expenses incurred by it or Merger Sub.

6.3 Due Diligence; Access to Information; Confidentiality.

(a) Between the date hereof and the Closing Date, the Company, Merger Sub and Parent shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), Tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b) The Company and Parent agree that each such party will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder.  Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the Merger and the transactions contemplated hereunder. Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c) In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, or a party has determined that it is required under applicable law or regulation to disclose Evaluation Material, such party will give the other party prompt notice of such request or determination so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order. In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed. The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules hereto) will be filed by Parent with the SEC under cover of Form 8-K.

(d) Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither Parent nor the Company nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(1) is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or Representatives;

(2) was available to such party on a non-confidential basis prior to its disclosure;

(3) becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives;

(4) developed by such party independently of any disclosure by the other party; or

(5) is disclosed in compliance with Section 6.3(c).

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(e) Parent and the Company each agree that money damages would not be sufficient to remedy any breach by the other party of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

6.4 Tax Treatment. It is intended by the parties hereto that the Merger, taken together with the subsequent merger of the Company with and into Parent (the Merger and such subsequent merger together, the “Mergers”), shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall report the Mergers as a reorganization within the meaning of Section 368(a) of the Code and file all Returns accordingly, unless otherwise required pursuant to a “determination” within the meaning of and described in Section 1313(a) of the Code. Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Mergers to qualify, and will not take any actions which could reasonably be expected to prevent the Mergers from qualifying, as a “reorganization” under Section 368(a) of the Code.

6.5 Press Releases. The Company and Parent shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6 Securities Reports. Parent shall timely file with the SEC all reports and other documents that would be required to be filed under the Securities Act or Exchange Act if Parent were subject to Section 15(d) of the Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. Parent agrees to provide to the Company copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC.

6.7 Private Placement. Each of the Company and Parent shall take all necessary action on its part such that the issuance of the Merger Consideration to the Company stockholders constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, the Company shall (1) provide each Company stockholder with a stockholder qualification questionnaire in the form reasonably acceptable to both Parent and the Company (a “Stockholder Questionnaire”) and (2) use its commercially reasonably best efforts to cause each Company stockholder to truthfully attest that (i) such stockholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Parent and the Company to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

6.8 Company Stockholders’ Meeting; Materials to Stockholders.

(a) The Company shall, in accordance with Section 251 of the DGCL and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger. Alternatively, the Company shall use its best efforts to obtain, in lieu of holding the Company Stockholder Meeting, the written consent of the number of the Company stockholders necessary under its Certificate of Incorporation, Bylaws and the DGCL to approve this Agreement and the Merger.

(b) The Company shall as promptly as practicable following the date of this Agreement prepare and mail to the Company stockholders all information as may be required to comply with the DGCL, the Securities Act and the Exchange Act.

6.9 No Solicitation.  Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither Parent nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Parent may engage in such discussion and provide such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the Board of Directors of Parent determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Parent. Parent will promptly advise the Company if it receives a proposal or inquiry with respect to the matters described above.

6.10 Parent Reincorporation.  Prior to the Effective Date, Parent shall have reincorporated itself under Delaware law pursuant to a conversion authorized by Section 265 of the DGCL and Section 92A.195 et seq. of the Nevada Revised Statutes (the “Parent Reincorporation”).  In connection with the Parent Reincorporation, Parent shall also have increased its authorized capital stock and effected a combination of the outstanding Parent Common Stock to such number of shares (in the case of such increase) and at such ratios (in the case of such combination) as Parent shall determine and the Company shall have consented, which consent shall not be unreasonably withheld. In addition, Parent shall consult with the Company with regard to the form of certificate of incorporation, bylaws and other charter documents to be adopted by Parent in connection with the Parent Reincorporation.

6.11 Termination of Registration Rights.  Parent shall undertake to terminate all of its obligations under that certain Registration Rights Agreement dated February 10, 2010 between Parent and the stockholders identified therein (the “Registration Rights Agreement”).

6.12 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.13 Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

6.14 Amendment of Parent Notes.  Each Parent Note shall be amended, as follows: (a)  to provide that the date on which all sums owing thereunder shall be due and payable on the earlier to occur of (i) the Closing, but only if the aggregate gross proceeds from the Company’s private placement described in Section 7.3(h), below, are at least $12 million, (ii) the closing of Parent’s next equity financing completed following the Closing, but only if the aggregate gross proceeds of such next financing, together with the aggregate gross proceeds from the Company’s private placement described in Section 7.3(h), below, are at least $14 million, or (iii) the fourth anniversary of the Closing Date; and (b) to provide that the Parent Notes shall be unsecured obligations of Parent.

6.15 Satisfaction of Parent Liabilities.  Other than with respect to the Parent Notes, Parent shall satisfy all of its outstanding liabilities, including without limitation, the matter described on Schedule 4.6.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Each Party.  The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)  Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite Company Stockholder Vote.

(c)  Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Parent or Merger Sub of all or a material portion of the business or assets of the Company, or to compel Parent or Merger Sub or the Company to dispose of or to hold separately all or a material portion of the business or assets of Parent or Merger Sub or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(d) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(c).

(e) Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Market, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets in any of the foregoing cases generally that would make completion of the Merger impossible.

(f) Company Recapitalization.  The Company shall have taken all requisite action, whether by amending its certificate of incorporation, agreement or otherwise, to have effected the conversion into Company Common stock of all outstanding shares of Company Preferred Stock, all warrants to purchase shares of the Company Series F Stock and Company Series G Stock, and the Bridge Notes (as defined on Schedule 2.2(f)) (the “Company Recapitalization”).

(g) Tax Opinion. Fredrikson & Byron, P.A., counsel to the Company, shall have issued an opinion, which opinion may be based on customary representations from the Company, Parent and their respective Affiliates and subject to customary assumptions and qualifications, to the effect that for federal income tax purposes: (i) the Merger will qualify as a reorganization under Section 368 of the Code; and (ii) the Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

7.2 Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations of the Company contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b) Officers’ Certificate. The Company shall have furnished to Parent and Merger Sub a certificate of the Chief Executive Officer and the Treasurer of the Company, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c) Secretary’s Certificate. The Company shall have furnished to Parent (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by the Company, (iv) a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of Delaware, and a certificate from the Secretary of State of Delaware evidencing the good standing of the Company in such jurisdiction as of a recent date prior to the Closing Date.

(d) Consents and Approvals. The Company shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

(e) Merger Certificate. The Company shall have executed a copy of the Certificate of Merger.

(f) Stockholder Questionnaire.  Each of the Company stockholders shall have executed and delivered to Parent a completed Stockholder Questionnaire as contemplated by clause (2) of Section 6.7 that is accurate in all material respects.

7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations And Compliance. The representations of Parent and Merger Sub contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Parent and Merger Sub, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

(b) Officers’ Certificate. Parent shall have furnished to the Company a certificate of the Chief Executive Officer and the Chief Financial Officer of Parent, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c) Secretary’s Certificate. Parent shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Parent necessary to approve this Agreement and the Certificate of Merger, the election of the directors of Parent to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of Parent dated as of the Closing Date certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Parent by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Parent executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Certificate of Incorporation of Parent, certified by the Secretary of State of Delaware, and certificates from the Secretary of State of Delaware evidencing the good standing of Parent in such jurisdiction as of a recent date prior to the Closing Date.

(d) Consents and Approvals. Parent and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Parent’s or Merger Sub’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Parent or any license, franchise or permit of or affecting Parent.

(e) Resignations. Each of the officers and directors of Parent immediately prior to the Effective Time shall deliver duly executed resignations from their positions with Parent effective immediately after the Effective Time.

(f) Parent Liabilities. Parent shall have no liabilities, except for its obligations under the Parent Notes.

(g) Dissenters’ Rights. Holders of no more than two (2) percent of the outstanding shares of Company Common Stock and Company Preferred Stock, respectively, shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL.

(h) Private Placement. Prior to the Closing, the Company shall have received not less than $8,000,000 in aggregate gross proceeds pursuant to a private placement of the Company’s securities conducted in compliance with Regulation D under the Securities Act, and not less than $6,700,000 in aggregate net proceeds from such placement (after deducting fees, commissions  and expenses incurred in connection with such placement and the transactions contemplated hereby).

(i) Registration Rights Agreement.  The Registration Rights Agreement shall have been terminated in its entirety and Parent shall have no further obligations thereunder.

(j) Parent Reincorporation.  Parent shall have completed the Parent Reincorporation and other modifications to its authorized and outstanding capital stock as described in Section 6.10.

(k) Filing of Quarterly Report. To the extent the Closing occurs on or after October 15, 2012, Parent shall have filed with the SEC its quarterly report on Form 10-Q for the quarter ended September 30, 2012.

(l) Parent-Cherry Tree Agreement.  The Parent-Cherry Tree Agreement shall have been terminated in its entirety and Parent shall have no further or continuing obligations thereunder.

(m) Amendment of Parent Notes. The Parent Notes shall have been amended in accordance with Section 6.14.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Date:

(a) by mutual consent of the Company and Parent, if the Board of Directors of each so determines;

(b) by Parent, if any representation of the Company set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c) by the Company, if any representation of Parent set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(d) by Parent, if the Company fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e) by the Company, if Parent fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;

(f) by the Company, if, following a vote by the stockholders of the Company at the Company Stockholder Meeting, the Merger and this Agreement are not duly approved by the stockholders of the Company;

(g) by either the Company or Parent if the Closing Date is not on or before November 15, 2012, or such later date as the Company and Parent may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement); and

(h) by Parent if, after complying with Section 6.9 and affording the Company ten (10) business days’ notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.9 (and, if the Company so elects, after good faith negotiations with the Company during such ten business day period, to attempt to make adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the Merger), the Board of Directors of Parent shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by the Company.

8.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1 hereof, then (a) this Agreement shall become void and have no effect whatsoever, except that the provisions of ARTICLE I (“Definitions”), this ARTICLE VIII (“Termination”), ARTICLE IX (“General Provisions”) and Section 6.2 (“Expenses”) shall survive any such termination, (b) no party hereto shall have any liability hereunder arising from any breach by such party of any provision of this Agreement if such breach occurred prior to such termination, (c) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same and (d) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of Section 6.3(b) - (e) hereof.

ARTICLE IX
GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier transmission, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:	iScience Interventional Corporation 4055 Campbell Avenue Palo Alto, CA 94025 Facsimile: Telephone: (650) 421-2700 Attn: Chief Executive Officer

With copies to:	Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Facsimile: (612) 492-7077 Telephone: (612) 492-7000 Attn: Brian G. Moore, Esq. and Christopher J. Melsha, Esq.

If to Parent or Merger Sub:	Znomics, Inc. 301 Carlson Parkway, Suite 103 Minneapolis, MN 55305 Facsimile: (952) 893-9012 Telephone: (952) 893-9036 Attn: Chief Executive Officer

With copies to:	Richardson & Patel LLP 750 Third Avenue, 9th Floor New York, NY 10017 Facsimile: (917) 677-8165 Telephone: (212) 931-8700 Attn: David N. Feldman, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2 No Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for this ARTICLE IX and those covenants and agreements herein and Section 6.3 that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6 Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.9 Third Party Beneficiaries. Each party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10 Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.11 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

9.12 Disclosure in Schedules.  For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto with respect to any Section hereof in such a way as to make its relevance to the information called for by another Section hereof or any other Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Parent and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of this Agreement and Schedules hereto.

[Remainder of Page Left Intentionally Blank - Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

iSCIENCE INTERVENTIONAL CORPORATION

By:	/s/ Michael Nash
Name: Michael Nash
Title: Chief Executive Officer and President

ZNOMICS, INC.

By:	/s/ David G. Latzke
Name: David G. Latzke
Title: Chief Financial Officer

IZ MERGER CORP.

By:	/s/ David G. Latzke
Name: David G. Latzke
Title: Chief Financial Officer

Signature Page to
Agreement and Plan of Merger